Exhibit 23(a)



INDEPENDENT AUDITORS' CONSENT


PacifiCorp:

We consent to the incorporation by reference in this Registration Statement of PacifiCorp on Form S-3 of our report dated February 13, 1996 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the Company's method of accounting for income taxes and other postretirement benefits) incorporated by reference in the Annual Report on Form 10-K of PacifiCorp for the year ended December 31, 1995 and to the reference to us under the headings "Selected Financial Information" and "Experts" in the Prospectus, which is part of this Registration Statement.


DELOITTE & TOUCHE LLP

May 8, 1996